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TABLE OF CONTENTS

As filed pursuant to Rule 424(b)(3)
Registration No. 333-120776

        PROSPECTUS

MOLSON COORS BREWING COMPANY

34,599,305 Shares of Class A Common Stock and/or Class B Common Stock

        This prospectus relates to shares of Class A common stock and Class B common stock of Molson Coors Brewing Company (Molson Coors), which is the combined entity resulting from the combination of Molson Inc. (Molson) with Adolph Coors Company (Coors), that we may issue, from time to time, upon exchange or redemption of Class A exchangeable shares and Class B exchangeable shares, respectively, of Molson Coors Canada Inc., an indirect wholly-owned Canadian subsidiary of ours that is referred to in this prospectus as Molson Coors Exchangeco. We sometimes refer to the Class A exchangeable shares and Class B exchangeable shares as "exchangeable shares."

        The exchangeable shares were issued by Molson Coors Exchangeco, and our obligation to issue shares of our common stock upon exchange or redemption of the exchangeable shares arose, in connection with the combination of Molson with Coors. That transaction, which we refer to in this document as the "merger transaction," is described under the caption entitled "The Merger Transaction" beginning on page 3. In connection with the merger transaction, Coors changed its name to Molson Coors Brewing Company. In this prospectus, "we," "us" and "our" refer to Molson Coors after the merger transaction.

        Because the shares of our common stock offered by this prospectus will be issued only in exchange for or upon redemption of the exchangeable shares, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.

        Our Class A common stock is traded on the New York Stock Exchange under the symbol TAP.A and the Toronto Stock Exchange under the symbol TAP.LV.A, and our Class B common stock is traded on the New York Stock Exchange under the symbol TAP and the Toronto Stock Exchange under the symbol TAP.NV. On February 8, 2005, the last reported sales price of Coors' Class B common stock (traded at such time under the symbol RKY) was $75.78 per share.

        Our dual principal executive offices are located at 311 Tenth Street, Golden Colorado 80401, telephone number (303) 279-6565, and at 1555 Notre Dame Street East, 4th Floor, Montréal, Québec, Canada, H2L 2R5, telephone number (514) 521-1786.

        Investing in our common stock involves risks. See "Risk Factors" on beginning on page 5 for a summary of some of the risks related to an investment in our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2005

        You should rely only on the information contained, or incorporated by reference, in this prospectus or the registration statement. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of our common stock covered by this prospectus.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

        The information regarding our company included or incorporated by reference in this document, including our audited financial statements and the unaudited pro forma combined financial statements for Molson Coors, are reported in U.S. dollars and have been prepared in accordance with U.S. generally accepted accounting principles, which we refer to as U.S. GAAP.

        The financial information regarding Molson incorporated by reference in this document, including Molson's audited and unaudited consolidated financial statements, are reported in Canadian dollars, unless otherwise indicated, and have been prepared in accordance with Canadian generally accepted accounting principles, which differs from U.S. GAAP in certain significant respects. See Note 24 of the Molson audited consolidated financial statements and Note 12 of the Molson unaudited consolidated financial statements incorporated by reference in this document for a reconciliation of Molson's shareholders' equity and net earnings to U.S. GAAP.

        In this document, unless otherwise stated, dollar amounts are expressed in either Canadian dollars (Cdn.$) or U.S. dollars (U.S.$).

PROSPECTUS SUMMARY

        Because this is a summary, it may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the risks discussed under "Risk Factors," beginning on page 5, and the financial statements included in our other filings with the Securities and Exchange Commission (SEC) and incorporated in this document by reference, before making an investment decision.

Molson Coors

        Created through the combination of Molson Inc. and Adolph Coors Company in a merger of equals, Molson Coors Brewing Company is the world's fifth largest brewing company by volume. Molson Coors had pro forma combined annual beer sales of 60 million hectoliters, or 51 million barrels for the year ended December 28, 2003 and pro forma sales for the same period of approximately U.S.$6 billion.

        Committed to brewing excellence, Molson Coors produces a diverse portfolio of high-quality beers in numerous key markets throughout the world. Designed to appeal to a wide range of consumer tastes, styles and price preferences, Molson Coors' portfolio of brands includes not only the Molson® family of brands and the Coors® family of brands but also numerous other leading brand names, such as Aspen Edge™, Extra Gold®, Zima®, George Killian's® Irish Red™ Lager, the Keystone® family of brands, Blue Moon™ Belgian White Ale, Mexicali®, Rickard's™, A Marca Bavaria™, Kaiser® and Bavaria®. Molson Coors also sells Carling®, Worthington®, Caffrey's®, Reef®, Screamers™, Stones® and, through a United Kingdom joint venture, Grolsch®.

The Merger Transaction

        The merger transaction featured the following steps:

  •
  Adolph Coors Company changed its name to "Molson Coors Brewing Company" and amended its certificate of incorporation and bylaws to implement the merger transaction.

  •
  Molson paid a special dividend in the amount of Cdn.$5.44 per share, or a total of approximately Cdn.$652 million (U.S.$519 million, based on exchange rates as of February 7, 2005) in connection with the plan of arrangement to Molson Class A non-voting and Class B common shareholders of record at the close of business on the last trading day immediately prior to the date of closing the merger transaction, excluding Pentland Securities (1981) Inc. and its subsidiaries (referred to collectively in this prospectus as "Pentland"). In the interest of demonstrating its support for the merger transaction, Pentland waived any participation in the special dividend.

  •
  All of Molson's shares (other than shares of dissenting holders) were exchanged, through a series of exchanges, for shares of Molson Coors common stock and/or exchangeable shares of Molson Coors Exchangeco.

  •
  The stockholders of Coors retained their shares, which remained outstanding as shares of Molson Coors.

        The combination was carried out in accordance with a combination agreement, dated as of July 21, 2004, as amended, by and among Molson, Coors and Molson Coors Exchangeco, and the documents referred to in that agreement. Upon completion of the merger transaction:

  •
  Each holder of Molson Class A non-voting shares who was a Canadian resident for Canadian income tax purposes received, for each of those shares, either (i) 0.360 of a Class B exchangeable share of Molson Coors Exchangeco (and certain ancillary rights), (ii) through a series of exchanges, 0.360 of a share of Class B common stock of Molson Coors, or (iii) an equivalent combination of Class B exchangeable shares (and certain ancillary rights) and, through a series of exchanges, Class B common stock of Molson Coors.

  •
  Each holder of Molson Class A non-voting shares who was not a Canadian resident received, through a series of exchanges, for each of those shares, 0.360 of a share of Class B common stock of Molson Coors.

  •
  Each holder of Molson Class B common shares who was a Canadian resident for Canadian income tax purposes received, for each of those shares, either (i) 0.126 of a Class A exchangeable share and 0.234 of a Class B exchangeable share of Molson Coors Exchangeco (and certain ancillary rights), (ii) through a series of exchanges, 0.126 of a share of Class A common stock and 0.234 of a share of Class B common stock of Molson Coors, or (iii) an equivalent combination of exchangeable shares (and ancillary rights) and, through a series of exchanges, shares of Molson Coors common stock.

  •
  Each holder of Molson Class B common shares who was not a Canadian resident received, through a series of exchanges, for each share, 0.126 of a share of Class A common stock and 0.234 of a share of Class B common stock of Molson Coors.

The Offering

        The following is a brief summary of the offering. You should read the entire prospectus carefully, including the "Risk Factors" section and the information, including financial information relating to Coors and Molson, included in our filings with the SEC and incorporated in this document by reference.

Securities Offered	Shares of our Class A common stock and Class B common stock.
Use of Proceeds	Because the shares of our common stock will be issued in exchange for or upon redemption of the exchangeable shares, we will not receive any cash proceeds from this offering.
Trading
Effective upon completion of the merger transaction, our Class A common stock is traded on the New York Stock Exchange under the symbol TAP.A and the Toronto Stock Exchange under the symbol TAP.LV.A, and our Class B common stock is traded on the New York Stock Exchange under the symbol TAP and the Toronto Stock Exchange under the symbol TAP.NV.
Dividend Policy	Following the merger transaction, we expect to increase our regular quarterly dividend on our common stock to U.S.$0.317 per share.
Risk Factors
See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the shares of our common stock being offered by us in this document.

RISK FACTORS

        You should carefully consider the following risk factors, as well as the other information contained in this document and the documents incorporated by reference, in considering whether to invest in our common stock.

We may not realize the cost savings and other benefits we currently anticipate due to challenges associated with integrating the operations, technologies, sales and other aspects of the businesses of Molson and Coors.

        Our success will be dependent in large part on the success of our management in integrating the operations, technologies and personnel of Molson and Coors. If we fail to meet the challenges involved in successfully integrating the operations of Molson and Coors or otherwise fail to realize any of the anticipated benefits of the merger transaction, including the estimated cost savings of approximately U.S.$50 million and U.S.$90 million in the first and second years, respectively, following the merger, and, thereafter, approximately U.S.$175 million annually, our results of operations could be impaired. In addition, the overall integration of the two companies may result in unanticipated operations problems, expenses and liabilities and diversion of management's attention. The challenges involved in this integration include the following:

  •
  integrating successfully each company's operations, technologies, products and services;

  •
  reducing the costs associated with each company's operations;

  •
  coordinating sales, distribution and marketing efforts to effectively promote the products of the combined company;

  •
  preserving distribution, marketing or other important relationships of both Coors and Molson and resolving potential conflicts that may arise;

  •
  coordinating and rationalizing research and development activities to enhance introduction of new products;

  •
  assimilating the personnel of both companies and persuading employees that the business cultures of both companies are compatible; and

  •
  building employee morale and motivation.

Our public stockholders will have no ability to influence the outcome of most matters presented to them due to members of the Coors and Molson families collectively holding a controlling interest in the Molson Coors.

        Based on their respective holdings as of January 13, 2005 of Coors and Molson voting shares, respectively, The Adolph Coors Jr. Trust (referred to in this prospectus as the "Coors Trust") dated September 12, 1969, which is controlled by members of the Coors family, and Pentland, which is indirectly controlled by Eric H. Molson, collectively hold approximately 66.7%, of the aggregate voting power of our Class A common stock and special Class A voting stock (the votes of which are directed by holders of Class A exchangeable shares). Peter H. Coors, the chairman of Coors, is a trustee for the Coors Trust, and Eric H. Molson, the chairman of the Molson board of directors, indirectly controls Pentland. The Coors Trust and Pentland are parties to voting trust agreements under which they have agreed to vote their shares as a bloc. As a result of these ownership levels and voting trust agreements, our remaining stockholders will have no ability to influence the outcome of most matters presented to our stockholders and holders of exchangeable shares, other than limited matters in which the holders of Molson Coors Class B common stock and special Class B voting stock vote separately.

        Because Pentland and the Coors Trust collectively own a controlling interest in the voting power of our Class A common stock and the Class A exchangeable shares, a third party may be deterred from pursuing a tender offer, change in control or take-over attempt in respect of Molson Coors that is not supported by them.

If Pentland and the Coors Trust do not agree on a matter submitted to stockholders, generally the matter will not be approved, even if beneficial to the Company or favored by other stockholders.

        Pentland and the Coors Trust, which are our two largest stockholders, are parties to voting trust agreements through which they have combined their voting power over the shares of our Class A common stock and the Class A exchangeable shares that they own. However, in the event that these two stockholders do not agree to vote in favor of a matter submitted to a stockholder vote (other than the election of directors), the voting trustees will be required to vote all of the Class A common stock and Class A exchangeable shares deposited in the voting trusts against the matter. There is no other mechanism in the voting trust agreements to resolve a potential deadlock between these stockholders. Therefore, if either Pentland or the Coors Trust is unwilling to vote in favor of a transaction that is subject to a stockholder vote, we may be unable to complete the transaction even if our board, management or other stockholders believe the transaction is beneficial for Molson Coors.

If either Pentland or the Coors Trust ceases to beneficially own a specified minimum number of shares of our stock, that party may forfeit the right to instruct the trustees with respect to voting on matters presented to our stockholders and thereby vest the other party with a sole controlling interest in our Class A common stock and the Class A exchangeable shares.

        If Pentland and its permitted transferees cease to beneficially own a specified minimum number of shares of Molson Coors Class A common stock and Class A exchangeable shares, then Pentland will forfeit the right to instruct the trustees with respect to voting on matters presented to our stockholders, and lose rights relating to the nomination of directors to our board of directors. Similarly, if the Coors Trust and its permitted transferees cease to beneficially own a specified minimum number of shares of the Class A common stock and Class A exchangeable shares, they will forfeit the right to instruct the trustees with respect to voting on matters presented to our stockholders, and lose rights relating to the nomination of directors to our board of directors.

        In the event that one party forfeits its right to instruct the trustees with respect to voting on matters presented to our stockholders, while the other party retains its right to so instruct the trustees, the party that retains its right to give voting instructions to the trustees will be vested with the sole controlling interest in the Class A common stock and Class A exchangeable shares held in the voting trusts and the sole ability to direct the outcome of most matters presented to our stockholders, other than limited matters on which the holders of Molson Coors Class B common stock and special Class B voting stock vote separately.

You will experience a delay in receiving shares of our common stock from the date that you request an exchange, which may affect the value of the shares you receive in an exchange.

        If you request to receive our common stock in exchange for your exchangeable shares, you will not receive our common stock for 10 to 15 business days after the applicable request is received. During this 10- to 15-business day period, the market price of our common stock may increase or decrease. Any such increase or decrease would affect the value of the consideration to be received by you on the effective date of the exchange.

Because we will continue to face intense competition, our operating results may be negatively impacted.

        The brewing industry is highly competitive and requires substantial human and capital resources. Competition in our various markets could cause us to reduce prices, increase capital and other expenditures or lose market share, any of which could have a material adverse effect on our business and financial results. In addition, in some of our markets, our primary competitors have substantially greater financial, marketing, production and distribution resources than we have. In all of the markets where we operate, aggressive marketing strategies by our main competitors could adversely affect our financial results.

Our results may be negatively impacted by foreign currency risk.

        We hold assets and incur liabilities, earn revenues and pay expenses in a variety of currencies other than the U.S. dollar, primarily the Canadian dollar, the Brazilian real and the British pound. Because our financial statements are presented in U.S. dollars, we must translate our assets, liabilities, income and expenses into U.S. dollars at then-applicable exchange rates. Consequently, increases and decreases in the value of the U.S. dollar will affect, perhaps negatively, the value of these items in our financial statements, even if their value has not changed in their original currency.

Our operations face significant commodity price change and foreign exchange rate exposure which could materially and adversely affect our operating results.

        We use a large volume of agricultural and other raw materials to produce our products, including malt, hops and water. The supply and price of these raw materials can be affected by a number of factors beyond our control, including frosts, droughts and other weather conditions, economic factors affecting growth decisions, plant diseases and theft. To the extent any of the foregoing factors affect the prices of ingredients, our results of operations could be materially and adversely impacted. In addition, in Brazil agricultural and other raw materials are priced based on the U.S. dollar and, since our sales in Brazil are made in local currency, fluctuations in the exchange rate between the U.S. dollar and the Brazilian real may negatively impact our earnings in Brazil.

        We have an active hedging program to address commodity price and foreign exchange rate changes. However, to the extent we fail to adequately manage the foregoing risks, including if our hedging arrangements do not effectively or completely hedge changes in foreign currency rates or commodity price risks, our results of operations may be negatively impacted.

Molson has recently incurred losses in its Brazilian operations, recorded an impairment charge of Cdn.$210 million in the quarter ended September 30, 2004, announced that it will record a provision for rationalization of approximately Cdn.$50 million and could suffer further impairment charges as a result of the Brazilian operations, which could have a material adverse effect on our combined results of operations.

        Molson's Brazilian operations recently incurred losses in the quarter ended March 31, 2004 and for the quarters ended June 30, 2004 and September 30, 2004. These losses were a function of the current period costs associated with plans to significantly grow volumes and regain market share associated with the sales centers put in place during the last nine months in Brazil. In light of the continuing challenges presented by the Brazilian beer market, Molson performed an impairment test of assets in the region. As a result of declining sales volumes and loss of market share, Molson announced on September 30, 2004 that it had revised its forecast of net cash flow from operations in Brazil and, as a result, on October 28, 2004 announced that it had recorded an impairment charge of Cdn.$210 million (Cdn.$168 million after minority interest). In addition, Molson announced that it will record a provision for rationalization of approximately Cdn.$50 million against earnings in the coming quarters to account for a plant closing in Brazil and organizational right-sizing. On November 3, 2004, Heineken N.V., the owner of a 20% stake in Molson's Brazilian operations, announced that it provided for an impairment charge for the full amount of its 20% stake stating that it is unable to determine the realizable value of its minority interest with any accuracy or reliability and noting that, as a minority shareholder, it has no effective influence over the management and policies of Molson's Brazilian operations. Molson's Brazilian operations may continue to incur losses and further impairment charges could be required, which could have a material adverse effect on our combined results of operations.

Molson may be required to exercise control over the entity that owns the entertainment business and the Montréal Canadiens pursuant to the undertakings given to its lenders.

        On July 25, 2001, Molson sold the entertainment business operated in the Bell Centre in Montréal and the Montréal Canadiens hockey team, which may be financially adversely affected as a result of the National Hockey League work stoppage. As part of the sale transaction, Molson agreed to, among other things, give undertakings to the team's lenders for loans which as of March 31, 2004 were in the amount of Cdn.$92 million.

        In addition, Molson is the guarantor of the 99-year lease arrangements on the Bell Centre related to the land on which the Bell Centre is located. The amount of lease payments varies based on prevailing interest rates and changes in the Consumer Price Index. In Molson's 2004 fiscal year, the payments under the lease made by the purchaser totaled Cdn.$3.2 million.

        If the purchaser is unable to meet its obligations, Molson will exercise control over the entities that own the entertainment business and the Montréal Canadiens and make required payments and fund cash flow deficiencies, which could have a material adverse effect on our liquidity position and our combined results of operations.

We rely on a small number of suppliers to operate our business, and the inability of one of them to meet our production needs could have a negative impact on our business.

        We purchase most of our packaging and container supplies from a single supplier or a small number of suppliers. In addition, consolidation of the glass bottle industry in North America has reduced local supply alternatives and increased risks of glass bottle supply disruptions. The inability of any of these suppliers to meet our production requirements without sufficient time to develop an alternative source could have a material adverse effect on our business.

Litigation directed at the alcohol beverage industry may adversely affect our sales volumes and our business.

        We and many other brewers and distilled spirits manufacturers have been sued in several courts regarding advertising practices and underage consumption. The suits allege that each defendant intentionally marketed its products to "children and other underage consumers." In essence, each suit seeks, on behalf of an undefined class of parents and guardians, an injunction and unspecified money damages. We will vigorously defend these lawsuits and it is not possible at this time to estimate the possible loss or range of loss, if any, in these lawsuits.

If the independent distributors on which we depend fail to effectively sell our products, our revenue could be adversely impacted.

        We sell all of our products in the United States to distributors for resale to retail outlets. Some of our distributors are at a competitive disadvantage because they are significantly smaller than the largest distributors in their markets. Our distributors also sell products that compete with our products. We cannot control or provide any assurance that these distributors will not give our competitors' products higher priority, thereby reducing sales of our products. In addition, the regulatory environment of many states makes it very difficult to change distributors. Consequently, if we are not allowed or are unable to replace unproductive or inefficient distributors, our business, financial position, and results of operation may be adversely affected.

We are and will continue to be subject to various contingent tax, environmental and other liabilities and cannot predict with certainty that our reserves for those liabilities will be sufficient. If actual costs for these contingent liabilities are higher than expected, we could be required to accrue for additional costs.

        In the course of our respective businesses, we are subject to various litigation claims and other contingent liabilities. These include, among others, (i) claims asserted against our subsidiary, Cervejarias Kaiser Brasil S.A., by Brazilian tax authorities, including claims for income taxes, federal excise taxes, value-added tax, revenue taxes (PIS/federal unemployment insurance contribution) and federal social security tax, (ii) claims by the U.S. Environmental Protection Agency that Molson Coors is a potentially responsible party at the Lowry Superfund Site and (iii) various other legal claims arising in the ordinary course of our businesses.

        While we have estimated and accrued for costs expected to be incurred in connection with our contingent liabilities, if actual costs are higher than expected, we could be required to accrue for additional costs and make additional cash payments.

We will be subject to changes in laws, taxation and other normal risks associated with investing and carrying on business in various countries which could negatively impact our business.

        We conduct activities in the United States, Canada, the United Kingdom and Brazil. Our investments are subject to the risks normally associated with any conduct of business in foreign countries including: uncertain political and economic environments; changes in laws or policies of particular countries; taxation; delays in obtaining or failure to obtain necessary governmental permits; limitations on repatriation of earnings; and increased financing costs.

Changes in tax, environmental or other regulations or failure to comply with existing licensing, trade and other regulations could have a material adverse effect on our financial condition.

        Our business is regulated by federal, state, provincial and local laws and regulations in various countries regarding such matters as licensing requirements, trade and pricing practices, labeling, advertising, promotion and marketing practices, relationships with distributors, environmental matters and other matters. Failure to comply with these laws and regulations could result in the loss, revocation or suspension of our licenses, permits or approvals. In addition, changes in tax, environmental or any other laws or regulations which affect our products or their production, handling or distribution could have a material adverse effect on our business, financial condition and results of operations.

The exchange of exchangeable shares for shares of our common stock is generally a taxable event in Canada (under current law) and in the United States.

        The exchange of exchangeable shares for shares of our common stock is generally a taxable event in Canada (under current law) and in the United States. Your tax consequences can vary depending on a number of factors, including your residency, your tax cost, the length of time that the exchangeable shares were held by you prior to an exchange and, for Canadian tax consequences, the method of the exchange (redemption or purchase). See "Income Tax Consequences" on page 24 for information regarding potential tax liability. You should consult your own tax advisor as to the tax consequences to you of exchanging your exchangeable shares for shares of our common stock.

The market price of our common stock may not be the same as the market price of the exchangeable shares.

        The exchangeable shares are listed on the Toronto Stock Exchange. Our common stock is listed on the New York Stock Exchange and the Toronto Stock Exchange. Accordingly, the shares of our common stock issuable from time to time in exchange for the exchangeable shares will be listed on the New York Stock Exchange and the Toronto Stock Exchange.

        Holders of exchangeable shares have dividend, liquidation, and voting rights with respect to Molson Coors Exchangeco that are economically equivalent to the rights of holders of shares of our common stock. Although we believe that the market price of the exchangeable shares on the Toronto Stock Exchange and the market price of our common stock on the New York Stock Exchange and the Toronto Stock Exchange should reflect essentially equivalent values (after taking into account the exchange rate between Canada and U.S. dollars), there can be no assurances this will be the case.

Shares of our common stock will be foreign property in Canada and may subject some otherwise tax-exempt entities holding shares of our common stock to tax.

        Shares of our common stock will be foreign property in Canada for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and for other persons to whom Part XI of the Income Tax Act (Canada) is applicable. Under the Income Tax Act (Canada), Part XI tax is generally imposed on these trusts or persons where the cost amount of foreign property held by such a trust or person at the end of a month exceeds 30% of the cost amount of all property held by it at the end of that month. Where there is such excess, tax will be generally imposed at the rate of 1% per month of the amount of such excess.

FORWARD-LOOKING STATEMENTS

        This document and the documents incorporated in this document by reference contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact contained in this document and the materials accompanying this document are forward-looking statements.

        The forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. Frequently, but not always, forward-looking statements are identified by the use of the future tense and by words such as "believes," "expects," "anticipates," "intends," "will," "may," "could," "would," "projects," "continues," "estimates" or similar expressions. Forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

        The forward-looking statements contained or incorporated by reference in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our plans, intentions, beliefs or current expectations.

        Among the important factors that could cause actual results to differ materially from those indicated by forward-looking statements are the risks and uncertainties described under "Risk Factors" and elsewhere in this document and in our other filings with the SEC.

        Forward-looking statements are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this document are made as of the date of this document and we do not undertake any obligation to update forward-looking statements to reflect new information, subsequent events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file reports, proxy statements, information statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and you should read the registration statement and its exhibits and schedules. You may inspect and copy this information (at prescribed rates) at the SEC's public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the SEC at 1-800-SEC-0330 for more information about its public reference rooms. The SEC also maintains an internet website at http://www.sec.gov that contains reports, proxy statements, information statements and other information regarding issuers, like us, that file electronically with the SEC. Our SEC filings are also available at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If information contained directly in this prospectus is inconsistent with information contained in a document filed with the SEC prior to the date of this prospectus, the information contained directly in this prospectus will apply and will supersede such previously filed information. Information that we later file with the SEC will automatically update and supersede the information contained directly or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

Coors Filings	Periods:
Annual Report on Form 10-K	Year ended December 28, 2003.
Quarterly Reports on Form 10-Q	Quarters ended March 28, 2004, June 27, 2004 and September 26, 2004.
Current Reports on Form 8-K
Filed February 5, 2004, April 9, 2004, April 22, 2004, May 21, 2004, June 9, 2004, July 20, 2004, July 22, 2004 (two filings), August 3, 2004 (two filings), August 4, 2004, August 10, 2004, October 1, 2004, October 28, 2004, November 5, 2004, November 15, 2004, November 17, 2004, January 7, 2005, January 14, 2005, February 7, 2005 and February 9, 2005.
Reports on Form 8-A12B containing our Description of Common Stock	Filed February 10, 1999 and February 8, 2005.

        We also incorporate by reference (i) the Joint Proxy Statement/Management Information Circular that we filed with the SEC on Schedule 14A on December 10, 2004, including the consolidated balance sheet of Molson Inc. as at March 31, 2004 and March 31, 2003 and the consolidated statements of earnings, retained earnings and cash flows of Molson Inc. for the years then ended and March 31, 2002, the unaudited consolidated balance sheet of Molson Inc. as at September 30, 2004, the unaudited consolidated statements of earnings, retained earnings and cash flows of Molson Inc. for the six months ended September 30, 2004, and (ii) the Supplement to Joint Proxy Statement/Management Information Circular that we filed with the SEC on Schedule 14A on January 19, 2005, including the Unaudited Pro Forma Condensed Combined Balance Sheet of Molson Coors Brewing Company as of September 26, 2004 and the Unaudited Pro Forma Condensed Combined Income Statements of Molson Coors

Brewing Company for the year ended December 28, 2003 and for the thirty-nine weeks ended September 26, 2004.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference but not delivered with this prospectus). If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Molson Coors Consumer Information Center, Molson Coors Brewing Company, Mail No. NH475, P.O. Box 4030, Golden, Colorado 80401, telephone: 800-642-6116.

USE OF PROCEEDS

        Because the shares of our common stock offered by use of this prospectus will be issued upon exchange or redemption of the exchangeable shares, we will not receive any cash proceeds upon the issuance of the common stock.

DESCRIPTION OF CAPITAL STOCK OF MOLSON COORS

General

        Molson Coors' certificate of incorporation provides for 500,000,000 authorized shares of Molson Coors Class A common stock and 500,000,000 authorized shares of Molson Coors Class B common stock. The certificate of incorporation also authorizes a special Class A voting stock and special Class B voting stock, through which holders of Class A exchangeable shares and Class B exchangeable shares, respectively, may exercise their voting rights with respect to Molson Coors as further described in this document.

        The following summary description of the material terms of the capital stock of Molson Coors does not purport to be complete and you should read the certificate of incorporation and bylaws of Molson Coors and Delaware law in conjunction with this summary description. If you would like more information on the common stock, preferred stock or special voting stock of Molson Coors, you should review the certificate of incorporation and bylaws of Molson Coors, which are exhibits to the registration statement of which this prospectus is part.

Class A Common Stock

        Subject to the rights of the holders of any series of our preferred stock, holders of Class A common stock are entitled to receive, from legally available funds, dividends when and as declared by our board of directors, except that so long as any shares of Class B common stock are outstanding, no dividend will be declared or paid on the Class A common stock unless at the same time a dividend in an amount per share (or number per share, in the case of a dividend paid in the form of shares) equal to the dividend declared or paid on the Class A common stock is declared or paid on the Class B common stock.

        Except in the limited circumstances provided in the certificate of incorporation, including the right of the holders of Class B common stock and special Class B voting stock (acting upon the instructions of the holders of Class B exchangeable shares), voting together as a single class, to elect three directors to our board of directors, the right to vote for all purposes is vested exclusively in the holders of the Class A common stock and special Class A voting stock (acting upon the instructions of the holders of Class A exchangeable shares), voting together as a single class. The holders of Class A common stock are entitled to one vote for each share held, without the right to cumulate votes for the election of directors.

        Our certificate of incorporation requires an affirmative vote of a majority of the votes entitled to be cast by the holders of Class A common stock and special Class A voting stock, voting together as a single class, prior to the taking of certain actions, including:

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  the issuance of any shares of Class A common stock (other than upon the conversion of Class B common stock under circumstances provided in our certificate of incorporation or the exchange or redemption of Class A exchangeable shares in accordance with the terms of those exchangeable shares) or securities (other than Class B common stock) convertible into or exercisable for Class A common stock;

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  the issuance of shares of Class B common stock (other than upon the conversion of Class A common stock under circumstances specified in our certificate of incorporation or the exchange or redemption of Class B exchangeable shares in accordance with the terms of those exchangeable shares) or securities (other than Class A common stock) convertible into or exercisable for Class B common stock, if the number of shares to be issued is equal to or greater than 20% of the number of outstanding shares of Class B common stock;

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  the issuance of any preferred stock having voting rights other than those expressly required by Delaware law;

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  the sale, transfer or other disposition of any capital stock (or securities convertible into or exchangeable for capital stock) of, or all or substantially all of the assets of, Molson or Coors Brewing Company or any of their respective successors to third parties; or

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  any decrease in the number of members of our board of directors to a number below 15.

        The affirmative vote of the holders of a majority of the voting power of both the Class A common stock and special Class A voting stock, voting as a single class, and the Class B common stock and special Class B voting stock, voting as a single class, is also required to approve certain other transactions as described under Class B Common Stock below.

        Our certificate of incorporation also provides that any Molson Coors director may be removed (i) with cause by a vote of the holders of a majority of the total votes entitled to be cast by the holders of all classes of our stock entitled to vote at an election of directors, voting together as a single class, and (ii) without cause by a vote of the holders of a majority of the total votes entitled to be cast by the holders of the class or classes of stock which elected that director.

        The Class A common stock is convertible as described under "—Common Stock Conversion Rights" beginning on page 17 below.

        If we liquidate, dissolve or wind up our affairs, the holders of the Class A common stock, together with the holders of the Class B common stock, are entitled to receive, after our creditors have been paid and subject to the rights of the holders of any then outstanding series of preferred stock, all of the remaining assets of Molson Coors in proportion to their share holdings. Holders of Class A common stock have no pre-emptive rights to acquire any securities of Molson Coors. The outstanding shares of Class A common stock are fully paid and non-assessable. The Class A common stock is listed on the New York Stock Exchange under the symbol TAP.A and the Toronto Stock Exchange under the symbol TAP.A.

Class B Common Stock

        Subject to the rights of the holders of any series of preferred stock, holders of Class B common stock are entitled to receive, from legally available funds, dividends when and as declared by our board of directors, except that as long as any shares of Class A common stock are outstanding, no dividend will be declared or paid on the Class B common stock unless at the same time a dividend in an amount per share (or number per share, in the case of a dividend paid in the form of shares) equal to the dividend declared or paid on the Class B common stock is declared or paid on the Class A common stock.

        Our certificate of incorporation provides the holders of the Class B common stock and special Class B voting stock, voting together as a single class, with the right to elect three directors to our board of directors. In addition, the holders of the Class A common stock and special Class A voting stock, voting together as a single class, and the Class B common stock and special Class B voting stock, voting together as a single class, have the right to vote on the transactions described below:

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  any agreement of merger that requires stockholder approval under Delaware law or a statutory share exchange (but only to the extent that Delaware law is amended to provide for such a statutory share exchange);

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  any sale, lease or exchange of all or substantially all of the property and assets of Molson Coors (other than to or with any entity that is directly or indirectly wholly owned by us) or any sale, lease or exchange of all or substantially all of the property and assets of any entity (i) of which Molson Coors, directly or indirectly, has the power to direct the management and policies of the entity, whether through ownership of voting shares or interests, by contract or otherwise and (ii) whose shares or other interests held by Molson Coors constitute all or substantially all of the property and assets of Molson Coors;

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  any proposal to dissolve Molson Coors or any proposal to revoke the dissolution of Molson Coors; and

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  any amendment of the certificate of incorporation that requires stockholder approval under the certificate of incorporation or Delaware law and that would:

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  increase or decrease the aggregate number of the authorized shares of Class B common stock;

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  change the designation, preferences, limitations or relative rights of any shares of Class B common stock;

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  change the shares of all or part of the Class B common stock into a different number of shares of the same class;

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  increase the rights, preferences or number of authorized shares of any other class, or create a new class, that is equal or superior to Class B common stock with respect to distribution or dissolution rights;

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  other than in accordance with the "coattail" and other conversion provisions of our certificate of incorporation, exchange or reclassify any shares of Class B common stock into shares of another class, or exchange, reclassify or create the right to exchange any shares of another class into shares of Class B common stock; or

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  limit or deny existing preemptive rights of, or cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on, any shares of Class B common stock.

        Except in the limited circumstances provided in the certificate of incorporation, the right to vote for all other purposes is vested exclusively in the holders of the Class A common stock and special Class A voting stock, voting together as a single class. The holders of Class B common stock are entitled to one vote for each share held with respect to each matter on which holders of the Molson Coors Class B common stock are entitled to vote, without the right to cumulate votes for the election of directors.

        Our certificate of incorporation also provides that any director may be removed (i) with cause by a vote of the holders of a majority of the total votes entitled to be cast by the holders of all classes of our stock entitled to vote at an election of directors, voting together as a single class and (ii) without cause by a vote of the holders of a majority of the total votes entitled to be cast by the holders of the class or classes of stock which elected that director.

        The Class B common stock is convertible as described under "—Common Stock Conversion Rights" beginning on page 17 below.

        If we liquidate, dissolve or wind up our affairs, the holders of the Class B common stock, together with the holders of the Class A common stock, are entitled to receive, after our creditors have been paid and subject to the rights of the holders of any then outstanding series of preferred stock, all of the remaining assets of Molson Coors in proportion to their share holdings. Holders of Class B common stock have no pre-emptive rights to acquire any securities of Molson Coors. The outstanding shares of Class B common stock are fully paid and non-assessable. The Class B common stock is listed on the New York Stock Exchange under the symbol TAP and the Toronto Stock Exchange under the symbol TAP.NV.

Special Class A Voting Stock and Special Class B Voting Stock

        We will not pay dividends on our special Class A voting stock or special Class B voting stock, although the holders of the corresponding exchangeable shares have the right to receive dividends equivalent to the dividends received by the holders of corresponding classes of Molson Coors common stock. The trustee holder of the special Class A voting stock and the special Class B voting stock is not entitled to receive any dividends or other distributions or to receive or participate in any distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up.

        The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively, but has agreed to only cast a number of votes equal to the number of Class A exchangeable shares and Class B exchangeable shares, respectively, as to which it has received voting instructions from the owners of record of those Class A exchangeable shares and Class B exchangeable shares, respectively (other than Molson Coors and its affiliates), on the relevant record date. The trustee holder of the special Class A voting stock and special Class B voting stock will vote with holders of the Molson Coors Class A common stock and the Class B common stock, respectively, in each case as a single class.

        The trustee holder of the special Class A voting stock and special Class B voting stock has no pre-emptive rights to acquire any securities of Molson Coors. The outstanding shares of special Class A voting stock and special Class B voting stock will be fully paid and non-assessable and will not be listed on any stock exchange.

Common Stock Conversion Rights

  Conversion from Class A to Class B

        Our certificate of incorporation provides for the right of holders of our Class A common stock to convert their stock into Molson Coors Class B common stock on a one-for-one basis at any time.

  "Coattail" Conversion Rights

        Our certificate of incorporation also includes a "coattail" provision to provide protection to holders of our Class B common stock and the Class B exchangeable shares of Molson Coors Exchangeco in the case of a proposed tender offer or takeover bid for our Class A common stock.

        Subject to conditions described below, if an "exclusionary offer" is made for shares of our Class A common stock, each outstanding share of our Class B common stock will be convertible into one share of our Class A common stock at the option of the holder during the period of time commencing on the eighth day after the date on which an exclusionary offer is made and ending on the last date upon which holders of shares of our Class A common stock may accept the exclusionary offer.

        Exclusionary Offer.    An "exclusionary offer" is an offer to purchase shares of our Class A common stock that:

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  (A) must, by reason of applicable securities laws or the requirements of a stock exchange on which shares of our Class A common stock are listed, be open to all or substantially all holders of our Class A common stock or (B) would, if the offer were made in Canada or a province of Canada, be required to be made to all or substantially all holders of shares of our Class A common stock resident in Canada or a province of Canada by reason of applicable securities laws of Canada or a province of Canada, the requirements of a stock exchange on which shares of our Class A common stock are listed or the requirements of the Canada Business Corporations Act; and

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  is not made concurrently with an offer to purchase shares of our Class B common stock that is identical to the offer to purchase shares of our Class A common stock in terms of price per share and percentage of outstanding shares to be purchased (exclusive of shares owned immediately prior to the offer by the offeror) and in all other respects (except with respect to the conditions that may be attached to the offer to purchase shares of our Class A common stock), and having no conditions other than the right not to purchase and pay for shares of our Class B common stock tendered if no shares of our Class A common stock are purchased in the offer for shares of our Class A common stock.

        Notice of Exclusionary Offer.    A holder of our Class B common stock is entitled to receive a notice from us that the conversion right of holders of shares of our Class B common stock has come into effect. This notice must include a description of the conversion procedure including the election procedures described below, a copy of the exclusionary offer and any other materials received by us in respect of the offer, and the form of conversion notice.

        If a Majority of Class A Holders Do Not Participate in the Exclusionary Offer.    The Class B conversion right will not come into effect if one or more holders owning, in the aggregate, as of the offer date, over 50% of the outstanding shares of our Class A common stock and Class A exchangeable shares of Molson Coors Exchangeco, in each case excluding shares owned by the offeror, provide us with adequate assurances that they are not making or acting with another to make the exclusionary offer and will not participate in the exclusionary offer.

        Conversion of Molson Coors Class B Common Stock and Participation in the Exclusionary Offer. Any of our Class B common stockholders can exercise this right by providing:

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  notice in writing to the transfer agent specifying the number of, and accompanied by the share certificate or certificates representing, the shares of our Class B common stock that the holder desires to convert, and

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  irrevocable elections (A) to tender the shares of our Class A common stock issued upon a conversion into the exclusionary offer subject to the holder's right to withdraw the tendered shares from the offer in accordance with the terms of the offer and applicable law, (B) to exercise the right to convert all shares of our Class A common stock that the holder withdraws from the offer or that are not purchased under the exclusionary offer into shares of our Class B common stock under our certificate of incorporation, and (C) to appoint our transfer agent, as agent of the holder for the purpose of holding and tendering certificates representing the shares of our Class A common stock. The election in (B) above must state that the conversion of our Class A common stock into our Class B common stock becomes effective at the time the right of withdrawal is exercised. If the right of withdrawal is not exercised, any conversion of our Class A common stock into our Class B common stock becomes effective immediately following the time by which the person making the exclusionary offer is required to pay for the shares under the exclusionary offer, or if the exclusionary offer is abandoned or withdrawn, at the time at which the offer is abandoned or withdrawn.

        Our Class B common stockholders must pay any governmental or other tax imposed on or in respect of the conversion into shares of our Class A common stock.

        Upon receipt by the transfer agent of notice and share certificates representing the shares of our Class B common stock, we must issue or cause to be issued a stock certificate representing fully-paid shares of our Class A common stock as described above and in accordance with other specified conditions. If less than all our Class B common stock represented by any stock certificate are to be converted, the holder will be entitled to receive a new stock certificate representing in the aggregate the number of shares of our Class B common stock represented by the original stock certificate that are not to be converted. The stock certificates representing our Class A common stock must be tendered by the transfer agent into the exclusionary offer in accordance with the elections referred to above.

        Upon the shares of our Class A common stock that were tendered or deposited under an exclusionary offer being purchased, the transfer agent must deliver to the former holders of shares of our Class B common stock all consideration paid by the offeror in respect of the shares of our Class A common stock.

Preferred Stock

        Our certificate of incorporation authorizes our board of directors to issue up to 25,000,000 shares of preferred stock from time to time in one or more series, generally without any vote or action by the holders of our common stock, except that the issuance of any shares of preferred stock having any voting rights other than those expressly required by Delaware law will be subject to approval by a majority of the voting power of the holders of our Class A common stock and special Class A voting stock, voting together as a single class. Subject to this right, our board of directors will be authorized to determine the number of shares and designation of any series of preferred stock and the dividend rate, dividend rights, liquidation preferences, conversion rights and terms, voting rights, redemption rights and terms and sinking fund terms of any series of preferred stock. Depending on the terms of any issued preferred stock, any or all series of issued preferred stock could have a preference over our common stock with respect to dividends and other distributions and upon our liquidation or dissolution. Issuance of any preferred shares with voting powers, or issuance of additional shares of our common stock, would dilute the voting power of our outstanding common stock.

Transfer Agent and Registrar

        Equiserve Limited Partnership is the transfer agent and registrar for our common stock. Equiserve's address is 250 Royall Street, Canton, MA 02021. CIBC Mellon Trust Company acts as co-transfer agent for our common stock trading on the Toronto Stock Exchange following completion of the merger transaction. CIBC Mellon's address is 2001 University St., Suite 1600, Montréal, Québec, H3A 2A6.

PLAN OF DISTRIBUTION

        We will distribute the shares of our Class A common stock and Class B common stock covered by this prospectus only upon exchange or redemption of the Class A exchangeable shares and Class B exchangeable shares, respectively, of Molson Coors Exchangeco, as described below, and no broker, dealer or underwriter has been engaged in connection with the exchange or redemption.

Optional Retraction of Exchangeable Shares

        The Class A exchangeable shares and Class B exchangeable shares were issued by Molson Coors Exchangeco in connection with the merger transaction. If you are a holder of exchangeable shares, you are entitled at any time to require Molson Coors Exchangeco to redeem, subject to the overriding call right of another of our Canadian subsidiaries (referred to in this document as "Callco"), any or all of your exchangeable shares for a price per exchangeable share of one corresponding share of Molson Coors common stock and (provided that you hold the exchangeable share on the applicable dividend record date), on the payment date for any declared and unpaid dividends, an amount in cash equal to such dividends on that exchangeable share.

        In order to exercise this right, you must deliver to Molson Coors Exchangeco at its registered office or at an office of Molson Coors Exchangeco's transfer agent, among other things, a written retraction request and the certificates representing the exchangeable shares to be redeemed. You must state in your request the business day on which you desire Molson Coors Exchangeco to redeem your exchangeable shares, which business day must be 10 to 15 business days after your request is received by Molson Coors Exchangeco. If you fail to specify a business day in your request, the retraction date will be the 15th business day after your request is received by Molson Coors Exchangeco.

        If you exercise this retraction right to require that Molson Coors Exchangeco redeem any of your exchangeable shares, Callco will have an overriding retraction call right, which is Callco's right to purchase all but not less than all of those exchangeable shares for a price per exchangeable share of one share of corresponding Molson Coors common stock and (provided that you hold the exchangeable share on the applicable dividend record date), on the payment date for any declared and unpaid dividends, an amount in cash equal to such dividends on that exchangeable share. Upon receipt of your retraction request, Molson Coors Exchangeco will immediately notify Callco, which must then advise Molson Coors Exchangeco within five business days as to whether it will exercise its retraction call right. If Callco does not so advise, Molson Coors Exchangeco will notify you as soon as possible thereafter that Callco will not exercise its retraction call right. If Callco advises Molson Coors Exchangeco that Callco will exercise its retraction call right within the five business day period, then the retraction request will be considered only to be an offer by you to sell the shares identified in your retraction request to Callco in accordance with Callco's retraction call right.

        You may revoke your retraction request, in writing, at any time prior to the close of business one business day before the contemplated date of retraction, in which case the exchangeable shares identified in the retraction request will not be purchased by Callco or redeemed by Molson Coors Exchangeco. Unless you revoke your retraction request, the shares identified in the retraction request will be redeemed by Molson Coors Exchangeco or purchased by Callco, as the case may be, and Molson Coors Exchangeco or Callco, as the case may be, will send you, or cause to be sent to you, (i) a certificate representing the aggregate number of corresponding shares of our common stock and (ii) on the payment date therefor, a check in an amount equal to the amount of the declared and unpaid dividends, if any, on the retracted or purchased exchangeable shares, less any amounts withheld on account of tax.

        If, as a result of solvency requirements of applicable law, Molson Coors Exchangeco is not permitted to redeem all exchangeable shares identified in a retraction request, and Callco has not exercised its retraction call right, Molson Coors Exchangeco will redeem only those exchangeable shares tendered by you (rounded down to a whole number of shares) as would be permissible. In addition, if you do not revoke your retraction request, the retraction request will constitute notice from you to the trustee to exercise your exchange right under the voting and exchange trust agreement entered into by Molson Coors, Molson Coors Exchangeco and the trustee in connection with the merger transaction (referred to in this document as the "voting and exchange trust agreement"), and the trustee, on your behalf, will require Molson Coors to purchase any exchangeable shares on the retraction date set forth in the retraction request.

Redemption of Exchangeable Shares

        On the redemption date for a class of exchangeable shares, Molson Coors Exchangeco will, subject to Callco's redemption call right, redeem all of its then outstanding exchangeable shares of the class for a price per exchangeable share of one corresponding share of Molson Coors common stock and (provided that you hold the exchangeable share on the applicable dividend record date) an amount in cash equal to the declared and unpaid dividends, if any, on that exchangeable share. Molson Coors Exchangeco will provide the registered holders of its exchangeable shares with at least 60 days prior written notice of the proposed redemption of the exchangeable shares by Molson Coors Exchangeco or the purchase of its exchangeable shares by Callco under the redemption call right described below.

        Callco has an overriding right to purchase on the redemption date all of the outstanding exchangeable shares of the class of exchangeable shares being redeemed (other than those held by Molson Coors and its affiliates) for a price per exchangeable share of one share of corresponding Molson Coors common stock and an amount in cash equal to the declared and unpaid dividends, if any, on that exchangeable share held by a holder on any dividend record date that occurred prior to the date of purchase of the share by Callco.

        To exercise this redemption call right, Callco must notify the transfer agent and Molson Coors Exchangeco of Callco's intention to exercise this right at least 60 days before the redemption date. The transfer agent will notify the holders of the exchangeable shares of the affected class as to whether or not Callco has exercised its redemption call right after the expiry of the period during which Callco can exercise its redemption call right. If Callco exercises its redemption call right, it will purchase on the redemption date all of the exchangeable shares of the affected class then outstanding (other than those held by Molson Coors and its affiliates).

        The "redemption date" is, for either class of exchangeable shares, a date, if any, fixed by the Molson Coors Exchangeco board of directors after the date that is forty years after the date of the completion of the merger of Molson and Coors. If at any time fewer than 5% of the number of Class A exchangeable shares or Class B exchangeable shares (other than exchangeable shares held by Molson Coors or its affiliates) issued as a result of the merger transaction are outstanding, the board of directors may elect to have Molson Coors Exchangeco redeem the applicable class of exchangeable shares.

        On or after the redemption date, upon your delivery of the certificates representing the exchangeable shares and the other documents as may be required to an office of the transfer agent or the registered office of Molson Coors, Molson Coors Exchangeco or Callco will deliver, or cause to be delivered, for each exchangeable share, one corresponding share of Molson Coors common stock and, provided that you hold the exchangeable shares on the applicable dividend record date, a check in an amount equal to the amount of declared and unpaid dividends, if any, on the redeemed exchangeable shares, less any amounts withheld on account of tax.

Purchase for Cancellation

        Subject to applicable law, Molson Coors Exchangeco may at any time and from time to time purchase for cancellation all or any part of the outstanding exchangeable shares.

Liquidation Rights with Respect to Molson Coors Exchangeco

        In the event of the liquidation, dissolution or winding up of Molson Coors Exchangeco or other distribution of the assets of Molson Coors Exchangeco for the purpose of liquidating its affairs, you will have, subject to applicable law and Callco's overriding liquidation call right, preferential rights to receive from Molson Coors Exchangeco for each exchangeable share of a class you hold a corresponding share of Molson Coors common stock, plus, provided that you hold the exchangeable share on the applicable dividend record date, the amount of all declared and unpaid dividends, if any, on that exchangeable share, less any amount withheld on account of tax. Upon the occurrence of a liquidation, dissolution or winding up, Callco will have an overriding liquidation call right to purchase all of the outstanding exchangeable shares (other than exchangeable shares held by Molson Coors and its affiliates) from you on the liquidation date for the same consideration per share.

        Upon the occurrence and during the continuance of an "insolvency event" (as defined in the following paragraph), you will be entitled to instruct the trustee under the voting and exchange trust agreement to exercise the exchange right with respect to any or all of the exchangeable shares you hold and require Molson Coors to purchase these shares. As soon as practicable following the occurrence of an insolvency event or any event which may, with the passage of time and/or the giving of notice, become an insolvency event, Molson Coors Exchangeco and Molson Coors must, under the voting and exchange trust agreement, give written notice to the trustee. As soon as practicable after receiving notice, the trustee will notify you of the insolvency event and will advise you of your rights with respect to the exchange right. The purchase price payable by Molson Coors for each exchangeable share purchased under the exchange right will be equal to one corresponding share of Molson Coors common stock plus, provided you hold the exchangeable share on the applicable dividend record date, an amount in cash equal to any declared and unpaid dividends on that exchangeable share, less any amount withheld on account of tax.

        An "insolvency event" means:

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  the institution by Molson Coors Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Molson Coors Exchangeco to the institution of bankruptcy, insolvency or winding up proceedings against it;

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  the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and Molson Coors Exchangeco's failure to contest in good faith the proceedings commenced in respect of Molson Coors Exchangeco within 30 days of becoming aware of the proceedings, or the consent by Molson Coors Exchangeco to the filing of the petition or to the appointment of a receiver;

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  the making by Molson Coors Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Molson Coors Exchangeco of its inability to pay its debts generally as they come due; or

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  Molson Coors Exchangeco not being permitted, under solvency requirements of applicable law, to redeem any retracted exchangeable shares under the exchangeable share conditions.

        In addition, if, as a result of solvency requirements of applicable law, Molson Coors Exchangeco is not permitted to redeem all exchangeable shares identified in a retraction request, and Callco has not exercised its retraction call right, then the retraction request will constitute notice from you to the trustee to exercise your exchange right under the voting and exchange trust agreement and the trustee, on your behalf, will require Molson Coors to purchase any exchangeable shares on the retraction date set forth in the retraction request.

Liquidation Rights with Respect to Molson Coors

        In order for the holders of exchangeable shares to participate on a pro rata basis with the holders of corresponding shares of Molson Coors common stock, on the fifth business day prior to the effective date of a Molson Coors liquidation event (a specified event relating to the voluntary or involuntary liquidation, dissolution, winding up or other distribution of the assets of Molson Coors among its shareholders for the purpose of winding up its affairs), each exchangeable share (other than those held by Molson Coors and its affiliates) will automatically be exchanged for a share of the corresponding class of Molson Coors common stock plus, provided that you hold the exchangeable share on the applicable dividend record date, an amount in cash equal to any declared and unpaid dividends on that exchangeable share, less any amount withheld on account of tax. Upon your request and surrender of exchangeable share certificates, duly endorsed in blank and accompanied by those instruments of transfer that Molson Coors may reasonably require, Molson Coors will deliver to you certificates representing an equivalent number of corresponding shares of Molson Coors common stock, plus on the payment date therefor, a check for the amount of those dividends, if any, on the exchangeable shares of the class exchanged by you under the automatic exchange right, less any amount withheld on account of tax.

Additional Information

        For a more detailed description of the exchangeable shares, please see "Information Concerning Molson Coors Exchangeco—Description of Exchangeable Shares of Molson Coors Exchangeco" in the Joint Proxy Statement/Management Information Circular filed by Coors with the SEC on Schedule 14A on December 10, 2004, which is incorporated by reference in this prospectus. The terms on which shares of Molson Coors common stock may be issued upon exchange or redemption of the exchangeable shares are set forth in the Plan of Arrangement, including the provisions attaching to the exchangeable shares as set forth in Appendix I to the Plan of Arrangement, and certain provisions of the form of voting and exchange trust agreement, each of which is included as an exhibit to the registration statement of which this prospectus is a part. The description above of the terms on which shares of Molson Coors common stock may be issued upon exchange or redemption of the exchangeable shares is qualified by reference to the Plan of Arrangement (including the provisions attaching to the exchangeable shares) and the form of voting and exchange trust agreement.

        The exchangeable share support agreement entered into by Molson Coors, Callco and Molson Coors Exchangeco provides, among other things, that we will take all actions and do all things reasonably necessary or desirable to enable and permit Molson Coors Exchangeco, in accordance with applicable law, to perform its obligations arising upon the liquidation, dissolution or winding-up of any other distribution of the assets of Molson Coors Exchangeco among its shareholders for the purpose of winding-up its affairs or in the event of a retraction demand by a holder of exchangeable shares or a redemption of exchangeable shares on the redemption date, as the case may be (including those obligations of Molson Coors Exchangeco described above). The form of the exchangeable shares support agreement is included as an exhibit to the registration statement of which this prospectus is a part, and its description is qualified in its entirety by reference thereto.

        We will pay all expenses incurred in connection with the distribution described in this prospectus.

INCOME TAX CONSEQUENCES

Material Canadian Federal Income Tax Consequences

        The following is a summary of the material Canadian federal income tax consequences under the Income Tax Act (Canada), which we refer to in this section as the "Canadian Tax Act," generally applicable to holders of exchangeable shares of Molson Coors Exchangeco who, for purposes of the Canadian Tax Act, and at all relevant times, hold such exchangeable shares and shares of Molson Coors Class A common stock or shares of Molson Coors Class B common stock acquired upon the exchange or redemption of such exchangeable shares as capital property, deal at arm's length with, and are not and will not be affiliated with Molson Coors Exchangeco, Callco or Molson Coors. This summary does not apply to a holder with respect to whom Molson Coors is or will be a foreign affiliate within the meaning of the Canadian Tax Act and does not address the mark-to-market rules applicable to securities held by financial institutions.

        Exchangeable shares of Molson Coors Exchangeco, shares of Molson Coors Class A common stock and/or shares of Molson Coors Class B common stock will generally be considered to be capital property to a holder unless the shares are held in the course of carrying on a business or as part of an adventure in the nature of trade or as "mark-to-market property" for the purposes of the Canadian Tax Act. Certain holders who are residents of Canada for the purposes of the Canadian Tax Act, and whose exchangeable shares might not otherwise qualify as capital property, may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Canadian Tax Act to have their exchangeable shares and every "Canadian security" (as defined in the Canadian Tax Act) owned by such holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. However, exchangeable shares acquired by a holder pursuant to the merger transaction and in respect of which a valid election was made under subsection 85(1) or 85(2) of the Canadian Tax Act will not be "Canadian securities" to such holder for this purpose and therefore will not be deemed to be capital property under subsection 39(4) of the Canadian Tax Act. Holders who do not hold their exchangeable shares as capital property should consult their own tax advisors regarding their particular circumstances.

        This summary is based on the Canadian Tax Act and the regulations thereunder and the published administrative practices and policies of the Canada Revenue Agency, which we refer to in this section as the "CRA," all in effect as of the date of this document. This summary takes into account all proposed amendments to the Canadian Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that such proposed amendments will be enacted substantially as proposed. However, no assurance can be given that such proposed amendments will be enacted as proposed, or at all. This summary does not take into account or anticipate any other changes in law or any changes in CRA administrative practices or policies, whether by judicial, governmental, legislative or administrative action or decision, nor does it take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ from the material Canadian federal income tax consequences described herein.

        This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular holder. This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your own tax advisor regarding the particular consequences to you of exchanging exchangeable shares for shares of Molson Coors common stock and acquiring, holding and disposing of shares of Molson Coors common stock.

        For the purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars; amounts denominated in United States dollars must be converted into

Canadian dollars based on the prevailing United States dollar exchange rate generally at the time such amounts arise.

  Canadian Resident Holders

        The following section of the summary is applicable to a holder of exchangeable shares who, for the purposes of the Canadian Tax Act and any applicable income tax treaty, is or is deemed to be a resident of Canada at all relevant times.

  Redemption, Exchange and Disposition of Molson Coors Exchangeco Exchangeable Shares

        A holder will be considered to have disposed of exchangeable shares (i) on a redemption (including pursuant to a retraction request) of such exchangeable shares by Molson Coors Exchangeco and (ii) on a disposition of such exchangeable shares to Callco or Molson Coors. The Canadian federal income tax consequences of the disposition for the holder will differ depending on whether the event giving rise to the disposition is a redemption by Molson Coors Exchangeco or a disposition to Callco or Molson Coors. A holder who exercises the right to require redemption of an exchangeable share by submitting a retraction request cannot control whether the exchangeable share will be acquired by Callco under the retraction call right or redeemed by Molson Coors Exchangeco; however, the holder will be notified if Callco will not exercise the retraction call right, in which case the holder may cancel the retraction request and retain the exchangeable share.

        Redemption or Retraction by Molson Coors Exchangeco.    On a redemption (including pursuant to a retraction request) of an exchangeable share by Molson Coors Exchangeco, a holder will generally be deemed to receive a dividend equal to the amount by which the redemption proceeds exceed the paid-up capital (for purposes of the Canadian Tax Act) of the exchangeable share so redeemed. In the case of a holder that is a corporation, in some circumstances all or part of the deemed dividend may be treated as proceeds of disposition and not as a dividend. On the redemption, the holder of an exchangeable share will be considered to have disposed of the exchangeable share for proceeds of disposition equal to the redemption proceeds less the amount of the deemed dividend. A holder will generally realize a capital loss (or a capital gain) equal to the amount by which the sum of (i) the adjusted cost base to the holder of the exchangeable share and (ii) any reasonable costs of disposition, exceeds (or is less than) the proceeds of disposition. For this purpose, the "redemption proceeds" of an exchangeable share will be equal to the sum of (i) the fair market value at the time of the redemption of the share of the corresponding class of Molson Coors common stock received by the holder, and (ii) the amount of all declared but unpaid dividends, if any, on the exchangeable share with a record date prior to the date of redemption.

        The deemed dividend will be subject to the tax treatment described under the heading "Dividends on Molson Coors Exchangeco Exchangeable Shares" beginning on page 26 below. For a description of the tax treatment of capital gains and losses, see "Taxation of Capital Gain or Capital Loss" beginning on page 28 below.

        Purchase by Callco, Molson Coors or Other Disposition.    On the disposition of an exchangeable share to Callco or Molson Coors for a share of the corresponding class of Molson Coors common stock or on any other disposition or deemed disposition of an exchangeable share by a holder, other than a redemption (including pursuant to a retraction request), a holder will generally be considered to realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the total of (i) the adjusted cost base of the exchangeable share to the holder and (ii) any reasonable costs of disposition. For this purpose, the proceeds of disposition in respect of a disposition of an exchangeable share to Callco or Molson Coors will be equal to the sum of (i) the fair market value at the time of the exchange of the share of the corresponding class of Molson Coors common stock, and (ii) the amount of all declared but unpaid dividends on the exchangeable share with a record date prior to the date of disposition. For a description of the tax treatment of capital gains and losses, see "Taxation of Capital Gain or Capital Loss" beginning on page 28 below.

        On October 18, 2000, the Minister of Finance announced that the Department of Finance would consider future amendments to the Canadian Tax Act to allow holders of shares of a Canadian corporation to exchange such shares for shares of a non-Canadian corporation on a tax-deferred basis. It is possible that in certain circumstances, these contemplated amendments, if enacted into law, could, in the future, allow a holder of exchangeable shares to exchange such shares for shares of Molson Coors common stock on a tax-deferred basis. No specifics have been announced regarding these contemplated amendments and in particular with respect to the various requirements which would have to be satisfied in order to permit a holder of exchangeable shares to exchange such shares on a tax-deferred basis or whether these requirements could be satisfied in the circumstances.

  Dividends on Molson Coors Exchangeco Exchangeable Shares

        A holder will be required to include in computing its income for a taxation year any dividends received or deemed to be received on an exchangeable share. In the case of a holder who is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules normally applicable to dividends received from taxable Canadian corporations. Subject to the discussion below as to the denial of the dividend deduction, a dividend received or deemed to be received by a holder that is a corporation (other than a specified financial institution, as defined in the Canadian Tax Act) will generally be deductible in computing the corporation's taxable income.

        In the case of a holder of Class A or Class B exchangeable shares, as the case may be, that is a "specified financial institution," dividends on such shares will not be deductible in computing the holder's taxable income unless either: (i) such holder did not acquire the exchangeable shares in the ordinary course of the business carried on by it; or (ii) at the time the dividend is received or deemed to be received, the exchangeable shares of such class are listed on a prescribed stock exchange in Canada (which currently includes the Toronto Stock Exchange) and such holder, either alone or together with persons with whom such holder does not deal at arm's length and, in certain cases, either directly or through a trust or partnership of which such holder or other person is a beneficiary or member, respectively, does not receive (and is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding shares of that class.

        A corporation will, in general, be a "specified financial institution" for purposes of the Canadian Tax Act if it is a bank, a trust company, a credit union, an insurance corporation, a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, a prescribed corporation, or a corporation controlled by or related to such entities. If Molson Coors or any other person with whom Molson Coors does not deal at arm's length (including Molson Coors Exchangeco) is a specified financial institution at the time that a dividend is paid on an exchangeable share, subject to the exception described below, dividends received or deemed to be received by a holder of exchangeable shares that is a corporation will not be deductible in computing such holder's taxable income but will be fully includable in taxable income under Part I of the Canadian Tax Act.

        In the merger transaction, Molson Coors covenanted (subject to certain limitations) to take all steps within its control that are necessary to ensure that it will not become a "specified financial institution" so long as, generally, any person who received more than 10% of any class of exchangeable shares under the merger transaction continues to own such shares. In any event, this denial of the dividend deduction for a holder of exchangeable shares that is a corporation will not apply if, at the time a dividend is received or deemed to be received, the class of exchangeable shares held by the corporation are listed on a "prescribed stock" exchange (which currently includes the Toronto Stock Exchange), Molson Coors and Callco are related to Molson Coors Exchangeco for the purposes of the

Canadian Tax Act, and the recipient, either alone or together with persons with whom the recipient does not deal at arm's length or any partnership or trust of which the recipient or such person is a member or beneficiary, respectively, does not receive (and is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding shares of that class.

        The exchangeable shares are "taxable preferred shares" and "short-term preferred shares" for the purpose of the Canadian Tax Act. A holder of exchangeable shares who receives or is deemed to receive dividends on such shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act.

        A holder of exchangeable shares that is a "private corporation" (as defined in the Canadian Tax Act) or any other corporation controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), may be liable to pay a refundable tax under Part IV of the Canadian Tax Act of 33 1/3% on dividends received or deemed to be received on the exchangeable shares, to the extent such dividends are deductible in computing such holder's taxable income for the year. A "Canadian-controlled private corporation" may be liable to pay an additional refundable tax of 6 2/3% on dividends received or deemed to be received on the exchangeable shares if such dividends are not deductible in computing taxable income.

  Dividends on Shares of Molson Coors Class A Common Stock and Shares of Molson Coors Class B Common Stock

        A holder of shares of Molson Coors Class A common stock and/or shares of Molson Coors Class B common stock will be required to include in computing its income for a taxation year any dividends received or deemed to be received on such shares. In the case of a holder that is an individual, such dividends will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. In the case of a holder that is a corporation, such dividends generally will not be deductible in computing the holder's taxable income. A holder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends.

        Any United-States non-resident withholding tax on such dividends generally will be eligible to be credited against the holder's income tax or deducted from income subject to certain limitations under the Canadian Tax Act.

  Acquisition and Disposition of Shares of Molson Coors Class A Common Stock and/or Shares of Molson Coors Class B Common Stock

        The cost of shares of Molson Coors Class A common stock or shares of Molson Coors Class B common stock received on a redemption (including a retraction) of exchangeable shares or on the disposition of exchangeable shares to Callco will be equal to the fair market value of such shares of Molson Coors Class A common stock or shares of Molson Coors Class B common stock, respectively, at the time of such event, to be averaged with the adjusted cost base of any other shares of Molson Coors Class A common stock or Molson Coors Class B common stock, respectively, held at that time by the holder as capital property.

        On a disposition or deemed disposition of shares of Molson Coors Class A common stock or shares of Molson Coors Class B common stock, the holder will generally be considered to realize a capital gain (or capital loss) to the extent that the proceeds of disposition of such shares exceed (or are less than) the sum of (i) the adjusted cost base to such holder of the shares of Molson Coors Class A common stock or shares of Molson Coors Class B common stock, as the case may be, immediately prior to the disposition and (ii) any reasonable costs of disposition.

        For a description of the tax treatment of capital gains and losses, see "Taxation of Capital Gain or Capital Loss" below.

  Taxation of Capital Gain or Capital Loss

        Generally, a holder is required to include in computing its income for a taxation year 50% of the amount of any capital gain (the "taxable capital gain"), and to deduct 50% of the amount of any capital loss (the "allowable capital loss") realized in a taxation year from taxable capital gains realized by the holder in such year, subject to and in accordance with rules contained in the Canadian Tax Act. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against taxable capital gains in such other years to the extent and under the circumstances described in the Canadian Tax Act.

        The amount of any capital loss realized by a corporation on a disposition or deemed disposition of a share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares. Holders to whom these rules may be relevant should consult their own tax advisors.

        Capital gains realized by a holder who is an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Canadian Tax Act.

        A holder that is a "Canadian-controlled private corporation," as defined in the Canadian Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which will include an amount in respect of taxable capital gains.

  Non-Resident Holders

        The following section of the summary is applicable to a holder of exchangeable shares who, for the purposes of the Canadian Tax and any applicable income tax treaty, at all relevant times is not, and is not deemed to be, a resident of Canada and does not, and is not deemed to, use or hold exchangeable shares of Molson Coors Exchangeco, shares of Molson Coors Class A common stock or shares of Molson Coors Class B common stock in, or in the course of, carrying on a business in Canada. Such a holder is hereinafter referred to as a non-resident holder. Special rules, which are not addressed in this summary, may apply to insurers carrying on business in Canada and elsewhere that are not residents of Canada for purposes of the Canadian Tax Act.

  Disposition of Shares of Molson Coors Exchangeco

        Purchase by Callco, Molson Coors or Other Disposition.    On the disposition of an exchangeable share to Callco or Molson Coors in exchange for a share of the corresponding class of Molson Coors common stock or on any other disposition, a non-resident holder for whom such exchangeable share is not taxable Canadian property will not be subject to tax under the Canadian Tax Act. Generally, exchangeable shares of a class will not be "taxable Canadian property" to a non-resident holder at a particular time provided that (i) the exchangeable shares of such class are listed on a "prescribed stock exchange" (which includes the Toronto Stock Exchange and the New York Stock Exchange), (ii) the non-resident holder, persons not dealing at arm's length with the non-resident holder and the non-resident holder together with such persons have not owned 25% or more of the shares of any class of shares of Molson Coors Exchangeco at any time during the 60-month period ending at the particular time, and (iii) such exchangeable shares are not deemed to be taxable Canadian property to the non-resident holder under the provisions of the Canadian Tax Act.

        Redemption or Retraction by Molson Coors Exchangeco.    On a redemption (including pursuant to a retraction request) of an exchangeable share by Molson Coors Exchangeco, a non-resident holder will be deemed to receive a dividend and to realize a capital loss (or capital gain) as described above under the heading "Redemption, Exchange and Disposition of Molson Coors Exchangeco Exchangeable Shares." Any dividend deemed to have been paid to the non-resident holder upon redemption of the exchangeable shares of such holder will be subject to Canadian withholding tax at the rate of 25%, unless the rate is reduced under the provisions of an applicable income tax treaty. For example, under the Canada—U.S. treaty, the withholding tax rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner of the dividend and who is resident in the United States for purposes of the Canada—U.S. treaty.

  Eligibility for Investment in Canada

        Shares of Molson Coors Class A common stock and shares of Molson Coors Class B common stock will be "qualified investments" under the Canadian Tax Act at a particular time for trusts governed by registered retirement savings plans (RRSPs), registered retirement income funds (RRIFs), deferred profit sharing plans (DPSPs) or registered education savings plans (RESPs), as defined in the Canadian Tax Act, provided that such shares are listed on a "prescribed stock exchange" (which includes the Toronto Stock Exchange and the New York Stock Exchange) at that time. Shares of Molson Coors Class A common stock and shares of Molson Coors Class B common stock will be "foreign property" for purposes of the Canadian Tax Act.

  Foreign Property Information Reporting

        In general, a "specified Canadian entity," as defined in the Canadian Tax Act, for a taxation year or fiscal period whose total cost amount of "specified foreign property," as defined in the Canadian Tax Act, at any time in the year or fiscal period exceeds Cdn.$100,000, is required to file an information return for the year or period disclosing the prescribed information, including the cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, a taxpayer resident in Canada in the year will be a specified Canadian entity. Shares of Molson Coors common stock will constitute specified foreign property to a holder. Accordingly, holders of shares of Molson Coors common stock should consult their own advisors regarding compliance with these rules.

Material U.S. Federal Income Tax Consequences

        The following is a summary of the material United States federal income tax consequences to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below, and together with U.S. Holders, "Holders") who receive shares of our common stock in exchange for exchangeable shares.

        Except where noted, this summary deals only with Holders who hold their exchangeable shares as capital assets, and does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

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  a broker or dealer in securities or currencies;

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  a financial institution;

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  a regulated investment company;

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  a real estate investment trust;

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  a tax-exempt organization;

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  an insurance company;

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  a person holding exchangeable shares as part of a hedging, integrated, conversion, wash or constructive sale transaction or a straddle or synthetic security;

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  a trader in securities that has elected the mark-to-market method of accounting for your securities;

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  a person liable for alternative minimum tax;

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  a person who acquired exchangeable shares in a compensatory transaction;

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  a Non-U.S. Holder who is or has previously been engaged in the conduct of a trade or business in the United States;

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  a person who is an investor in a pass-through entity;

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  a person owning 10% or more of the voting stock of Molson Coors Exchangeco;

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  a U.S. Holder whose "functional currency" is not the U.S. dollar;

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  a "controlled foreign corporation";

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  a "foreign personal holding company";

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  a "passive foreign investment company"; or

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  a U.S. expatriate.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this document. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances.

        If a partnership holds exchangeable shares that are exchanged for Molson Coors shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding exchangeable shares that are exchanged for Molson Coors shares, you are urged to consult your tax advisors.

        You are urged to consult your own tax advisors concerning the application of the U.S. federal income tax laws to your particular situation as well as any consequences to you arising under the laws of any other taxing regime or jurisdiction, including estate, gift, state and local tax consequences.

  Consequences to U.S. Holders

        For purposes of this discussion, a "U.S. Holder" means a beneficial owner of exchangeable shares that is for U.S. federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or

    (2) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        Exchange of Exchangeable Shares.    Generally, the exchange of exchangeable shares for shares of our common stock will be a fully taxable exchange for U.S. federal income tax purposes. Consequently, upon the exchange a U.S. Holder will recognize a gain or loss equal to the difference between (i) the sum of the fair market value, as of the exchange date, of the common stock received in the exchange and (ii) the U.S. Holder's tax basis in its exchangeable shares. Gain or loss on the exchange will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The tax basis of common stock received will be equal to the fair market value of those shares as of the exchange date.

        No statutory, judicial or administrative authority exists that directly addresses the U.S. tax classification of exchangeable shares. Molson Coors Exchangeco and Molson Coors expect that most U.S. Holders will not hold exchangeable shares, and that any U.S. Holder who holds exchangeable shares will not be treated as owning shares of Molson Coors common stock by reason thereof. If the exchangeable shares were treated as shares of Molson Coors common stock from their date of issuance, the tax consequences described herein would not apply.

  Consequences to Non-U.S. Holders

        A "Non-U.S. Holder" means a beneficial owner of exchangeable shares (other than a partnership) that is not a U.S. Holder.

        Exchange of Exchangeable Shares.    A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized on the exchange of exchangeable shares for shares of our common stock, unless:

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  the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder in the United States; or

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  in the case of gain recognized by an individual Non-U.S. Holder, the individual is present in the United States for 183 days or more during the taxable year of disposition and other conditions set forth in the Code are met.

        Dividends Received by Non-U.S. Holders on Molson Coors Common Stock.    Dividends paid to a Non-U.S. Holder of Molson Coors common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Under the Canada-U.S. Income Tax Convention, dividends from U.S. sources distributed to persons that are residents of Canada for purposes of the Canada-U.S. Income Tax Convention are currently subject to a maximum withholding rate of 15%, which is reduced to 5% if the holder is a company which owns at least 10% of the voting stock of Molson Coors and eliminated if the holder is a religious, scientific, literary, educational or charitable organization resident in Canada that is exempt from tax in Canada or a tax-exempt trust, company or other organization resident in Canada formed to provide pension or similar benefits or to provide income for the benefit of such an entity. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (or, where a tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, those dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person as defined under the Code. Any effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder will be required to satisfy certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the U.S. withholding tax described above.

        Gain or Loss on Disposition of Molson Coors Common Stock.    Any gain realized on the disposition of Molson Coors common stock generally will not be subject to U.S. federal income tax unless:

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  the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder in the United States;

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  in the case of gain recognized by an individual Non-U.S. Holder, the individual is present in the United States for 183 days or more during the taxable year of disposition and other conditions set forth in the Code are met; or

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  Molson Coors is or has been a "United States real property holding corporation" for U.S. federal income tax purposes.

        An individual Non-U.S. Holder described in the first bullet point in the list immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point in the list immediately above will be subject to a flat 30% tax (or such lower rate as may be provided by an applicable income tax treaty, which is currently 0% under the Canada-U.S. Income Tax Convention) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point in the list immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        Molson Coors believes it is not and does not anticipate Molson Coors becoming a "United States real property holding corporation" for U.S. federal income tax purposes. If Molson Coors nevertheless constituted a United States real property holding corporation at a relevant time, a Non-U.S. Holder who at no time actually or constructively owned more than 5% of the Molson Coors common stock generally would not be subject to United States federal income or withholding tax on the relevant gain or the proceeds of sale, provided that the Molson Coors common stock was regularly traded on an established securities market within the meaning of the applicable regulations.

  Information Reporting and Backup Withholding

        In general, information reporting requirements may apply to the amount of dividends paid to a Holder on Molson Coors common stock or to the proceeds received by a Holder from the sale or exchange of Molson Coors common stock, unless the Holder is eligible for an exemption. Backup withholding may be imposed (currently at a 28% rate) on the above payments if a Holder (i) fails to provide a taxpayer identification number or certification of exempt status or (ii) fails to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

LEGAL MATTERS

        Kirkland & Ellis LLP, Chicago, Illinois, has opined on the validity of the shares of common stock being offered pursuant to this prospectus. Certain Canadian federal income tax matters have been passed upon for us by Osler, Hoskin & Harcourt LLP as set forth under "Income Tax Consequences—Material Canadian Federal Income Tax Consequences." Certain federal U.S. tax matters have been passed upon for us by Kirkland & Ellis LLP as set forth under "Income Tax Consequences—Material U.S. Federal Income Tax Consequences."

EXPERTS

        The financial statements of Adolph Coors Company that are incorporated in this prospectus by reference to the Annual Report on Form 10-K of Adolph Coors Company, as filed with the SEC on March 12, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Molson Inc. as of March 31, 2004 and 2003 and for each of the years in the three years ended March 31, 2004 that are incorporated in this prospectus by reference to the Joint Proxy Statement/Management Information Circular filed by Coors on Schedule 14A on December 10, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.